Exhibit 99.1

LA CORTEZ ENERGY, INC. ANNOUNCES THE CLOSING OF A $2.4 MILLION PRIVATE PLACEMENT

SAN DIEGO, CA, March 17, 2008 - La Cortez Energy, Inc. (OTCBB: LCTZ, the “Company”), announced today that it completed a private placement of common stock to institutional and accredited investors for aggregate gross proceeds of $2.4 million. The common stock was issued at $1.00 per share. The Company plans to use the proceeds of the financing to capitalize on oil and gas exploration, development and production opportunities in South America and for general working capital purposes.

This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the foregoing securities. The foregoing securities have not been, nor will they be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and such securities may not be offered or sold within the United States or to or for the account or benefit of U.S. persons unless registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available.

Contact: La Cortez Energy, Inc.
Maria de la Luz, President,
2260 El Cajon Blvd. #882
San Diego, CA 92104

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that it can identify opportunities in the energy sector in South America, and that the Company can successfully participate in such opportunities. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.